Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Registration Statement on Form S-4 of our report dated December 22, 2008 with respect to our audit of the consolidated financial statements and financial statement schedule of Steel Vault Corporation (formerly IFTH Acquisition Corp.) (the “Company”), as of and for the year ended September 30, 2008, and our audit of the adjustments to retrospectively reclassify the September 30, 2007 and 2006 financial statements for the discontinued operations of the Company, included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2008, filed with the Securities and Exchange Commission on December 24, 2008. We also consent to the reference to our firm under the heading “Experts” in the prospectus which is part of this Registration Statement.
/s/ Eisner LLP
September 18, 2009
New York, New York